Exhibit (I)(1)

DEFERRED COMPENSATION PLAN FOR INDEPENDENT DIRECTORS

as amended and restated January 23, 2026

WHEREAS, the Deferred Compensation Plan for Independent Directors (the “A Plan”) was adopted by resolution of the Boards of Trustees of ING Asia Pacific High Dividend Equity Income Fund, ING Equity Trust, ING Emerging Markets High Dividend Equity Fund, ING Funds Trust, ING Global Equity Dividend and Premium Opportunity Fund, ING Global Advantage and Premium Opportunity Fund, ING Investors Trust, ING Mayflower Trust, ING Mutual Funds, ING Partners, Inc., ING Senior Income Fund, ING Variable Insurance Trust, ING Variable Products Trust, ING Separate Portfolios Trust, and ING Infrastructure, Industrials and Materials Fund (the “A Funds”) on September 15, 2005, amended on September 12, 2007, and amended and restated on January 1, 2010, and on May 22, 2013;

WHEREAS, the Deferred Compensation Plan (the “B Plan”) was adopted by resolution of the Boards of Directors/Trustees of ING VP Balanced Portfolio, Inc., ING Strategic Allocation Portfolios, Inc., ING VP Intermediate Bond Portfolio, ING VP Money Market Fund, ING Variable Funds, and ING Variable Portfolios, Inc. (the “B Funds”) on April 24, 1997 and amended and restated on June 26, 2002, on January 1, 2009, December 20, 2010, and on May 22, 2013;

WHEREAS, the Boards of Trustees of the A Funds and the Boards of Directors/Trustees of the B Funds previously amended and restated the A Plan and the B Plan, respectively, each effective as of May 22, 2013, as provided herein, such that each plan shall henceforth be constituted and administered as set forth herein as the “Deferred Compensation Plan for Independent Directors” (the “Plan”) of the registrants listed on Appendix A to the Plan. The Boards of Directors/Trustees previously amended and restated the Plan on January 22, 2015, on July 9, 2015, on January 14, 2016, on January 11, 2018, on January 25, 2019, on January 24, 2020, on January 11, 2021, on January 11, 2023, on January 10, 2024, and on January 16, 2025.

NOW THEREFORE, each of the A Plan and the B Plan, as renamed the Plan, shall be amended and restated as follows:

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ARTICLE I.

ESTABLISHMENT AND PURPOSE

1.1.The Plan has been established by resolution of the Boards of Directors/Trustees

(the “Board”) of the registrants listed on Appendix A to the Plan. These registrants or their portfolio series, if they have issued more than one series, are collectively referred to under the Plan as the “Funds.” The purpose of the Plan is to provide retirement benefits for those former and active directors or trustees, as well as consultants that are anticipated to become directors or trustees, as the case may be, of each Fund who are not employees of the Funds, Voya Investments Distributor,

LLC, or Voya Investments, LLC or its successor (the “Investment Manager”), or any affiliate of the Investment Manager (“Independent Directors”). The Plan shall be maintained and administered as an unfunded plan of deferred compensation that is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (“Section 409A”).

Effective January 1, 2016, notwithstanding any other provision of the Plan, Compensation payable by the portfolio series listed on Appendix B shall no longer be eligible for deferral under the Plan. On and after such date, such portfolio series shall not be included in the term “Funds” as used herein where such inclusion would be inconsistent with the intent of the preceding sentence. Compensation deferred prior to such date shall continue to be deferred in accordance with the terms of the Plan and the applicable Deferral Agreement.

1.2.The provisions of the Plan, as set forth herein or as subsequently amended, are applicable only for Independent Directors who are such on or after May 22, 2013

(the “Effective Date”). The terms of the A Plan and/or the B Plan shall govern with respect to any director/trustee who (a) was an active Independent Director prior to the Effective Date and (b) is not an active Independent Director on or after the Effective Date.

1.3.The Plan shall be administered by the Board or by such person or persons as the

Board may designate to carry out administrative functions hereunder (the “Plan Administrator”). The Plan Administrator shall have complete discretion to interpret and administer the Plan in accordance with its terms, and its determinations shall be final and binding on all persons except for the provisions of ARTICLE VIII, whereunder action by the full Board shall be required.

1.4.This plan document evidences the Plan for each Fund, but each Fund maintains its own separate Plan.

ARTICLE II.

DEFINITIONS

2.1.Whenever used in the Plan, the following terms shall have the meanings set forth below unless otherwise expressly provided. When the defined term is intended, the term is capitalized. The definition of any term in the singular shall also include the plural, and vice versa, whichever is appropriate in the context.

2.1.1.“Account” means the bookkeeping account maintained for each Participant that represents the Participant’s total interest under each Plan as of any

Valuation Date. An Account shall consist of the sum of deferrals of Compensation credited to such Account pursuant to Section 4.1 and any investment earnings including from reinvestment of dividends or losses on these amounts. A Participant shall have a fully vested, non-forfeitable interest at all times in his or her Account.

2.1.2.“Beneficiary or Beneficiaries” means the person, persons, or legal entities designated by the Participant in the Participant’s Deferral Agreement who are entitled to receive payments under the Plan that become payable to such person, persons, or legal entities in the event of the Participant’s death. If more than one designated beneficiary survives the Participant, payments shall be made equally, unless otherwise provided in the beneficiary designation. Nothing herein shall prevent the Participant from designating primary and secondary beneficiaries. Secondary beneficiaries are considered designated beneficiaries and are entitled to payments under the Plan only in the event that there are no primary beneficiaries surviving the Participant. The Participant may change his or her beneficiary designation at any time by filing a properly completed form with the Plan Administrator. To be effective, a properly completed beneficiary designation form must be on file with the Plan Administrator at the time of the Participant’s death.

2.1.3.“Compensation” means the annual retainer fees earned by a Participant for service as an Independent Director of the Funds, the annual retainer fee earned by a Participant for service as Chair or Vice-Chair of the Board or a Committee of the Board, and any fees earned by a Participant for attendance at meetings of the Board and any of its Committees, all or a portion of which may be deferred. For a Participant who is an anticipated Independent

Director, “Compensation” may include fees earned by the Participant for consulting, advisory, or other non-employee services to the Funds in anticipation of becoming an active Independent Director prior to becoming an active Independent Director.

2.1.4.“Deferral Agreement” means the annual written agreement between the

Funds and the Participant to defer Compensation under the Plan.

2.1.5.“Deferred Compensation” means the amount, as mutually agreed to by the

Participant and the Funds, by which any Compensation not yet earned shall be reduced in return for the benefits provided under the Plan.

2.1.6.“Lump Sum” means a single payment of the entire balance credited to the Participant’s bookkeeping account under ARTICLE IV with respect to one or more Funds at the time payment is required to be made hereunder.

2.1.7.“Notional Fund” means any open-end management investment company registered under the Investment Company Act of 1940 with respect to which the Investment Manager serves as investment adviser, shares of which are sold to the public, and which the Plan Administrator designates as a Notional Fund under the Plan.

2.1.8.“Participant” means any Independent Director of a Fund who fulfills the eligibility and enrollment requirements of ARTICLE III.

2.1.9.“Retirement or Retires” means the time at which the Participant has a separation from service for purposes of Treas. Reg. 1.409A-3(a)(1) from a Fund in conformity with the Retirement Policy of the Board in effect at the time of such cessation of service, provided such Retirement Policy provides for retirement solely after a specified age or solely after a combination of a specified age and years of service.

2.1.10.“Termination of Services” means the time at which the Participant has a separation from service for purposes of Treas. Reg. 1.409A-3(a)(1) from a Fund for any reason other than Retirement or death.

2.1.11.“Unforeseeable Emergency” means a severe financial hardship to the

Participant resulting from an illness or accident of the Participant, the

Participant’s spouse or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For purposes of the Plan, a determination of an Unforeseeable Emergency by the Plan Administrator shall comply with the provisions of Section 409A.

2.1.12.“Valuation Date” means each day on which the Plan Administrator determines the value of Participant Accounts.

ARTICLE III.

PARTICIPATION IN THE PLAN

3.1.Eligibility: Any Independent Director of the Funds on or after the Effective Date shall be eligible to participate in the Plan, provided that the terms of the A Plan and/or the B Plan shall govern with respect to any director/trustee who (a) was an active Independent Director prior to the Effective Date and (b) is not an active Independent Director on or after the Effective Date.

3.2.Enrollment in the Plan:

(a)An Independent Director may become a Participant by executing a Deferral Agreement whereunder that Independent Director agrees to defer all or a portion of Compensation not yet earned and agrees to the provisions of the Plan. An Independent Director who does not elect to participate by completing and filing with the Plan Administrator a Deferral Election shall not be a Plan Participant.

(b)An election by the Independent Director to defer Compensation under the Plan for any calendar year shall not be effective unless such election is made on or before December 31 of the preceding year, except that an Independent Director may elect to participate in the Plan within 30 days of the date upon which such Independent Director first meets the eligibility requirements of Section 3.1, with deferral of Compensation to begin on the first day of the month subsequent to the month in which the election is made.

(c)An Independent Director who defers Compensation may not modify the

Independent Director’s Deferral Agreement to change the amount deferred during the calendar year; provided, however, that a Participant must make a new election no later than December 31 each year for Compensation to be earned in the immediately following and subsequent calendar years, with such new election being effective for the deferral of Compensation to begin on the first day of January and then with respect only to Compensation earned on or after that date.

(d)In the Deferral Agreement, the Participant shall elect the time at which his or her Account shall be distributed. With respect to an election made on or after the Effective Date, a Participant may elect to be paid either in a lump sum or in three or five annual installments. A Participant may change his or her distribution election with respect to the Participant’s Account, by notifying the Plan Administrator in writing of the Participant’s new distribution election; provided, however, that such election may not take effect until at least 12 months after the date on which the election is made, the payment date must defer payment for a period of no less than five years from the date such payment would otherwise have been made, and the election must be made no later than 12 months prior to the Participant’s

Retirement or Termination of Services. Notwithstanding the foregoing, no change to a Deferral Agreement under this Section 4.02(d) shall be effective if such change does not comply with the applicable provisions of the Code, including but not limited to, Section 409A.

ARTICLE IV.

ACCUMULATION OF DEFERRED COMPENSATION

4.1.The Plan Administrator shall establish an Account on behalf of each Participant, the value of which at any given time shall determine the benefits payable to the Participant under ARTICLES V and VI and the withdrawal values under ARTICLE VII. Beginning on the date the Participant first enrolls in the Plan, the

Account shall be credited with an amount equal to the Participant’s Deferred

Compensation at such times as the Compensation subject to deferral would otherwise have been paid. Until the Account is removed from the books of the Funds, the Account shall be further adjusted each Valuation Date for notional investment experience as described in Section 4.2 and reduced by any fees or expenses charged against the Account.

4.2.Amounts credited to the Participant’s Account shall be periodically adjusted for notional investment experience. In each case such notional investment experience shall be determined by treating such Account as though an equivalent dollar amount had been invested and reinvested in any or all of the Notional Funds. The Plan Administrator shall designate the Notional Funds that are available for notional investing under the Plan. The Plan Administrator shall have the right to add or eliminate Notional Funds at any time and for any or no reason. The Notional Funds used as a basis for determining notional investment experience with respect to the Participant’s Account shall be designated by the Participant pursuant to the administrative practices established by the Plan Administrator for this purpose, provided that a Participant may designate no more than five Notional

Funds in total. The Notional Funds designated by a Participant may be changed by the Participant once per calendar month (or such other frequency as established by the Plan Administrator) on a prospective basis by the Participant making a change to his or her investment elections. If at any time any Notional Fund that has previously been designated by the Plan Administrator as a notional investment shall cease to exist or shall be unavailable for any reason, or if the Participant fails to designate one or more Notional Funds pursuant to this Section 4.2, the Plan Administrator may, at its discretion and upon notice to the Participant, treat any amounts previously notionally invested or to be notionally invested in such Notional Fund as being invested in the Voya Money Market Fund or if the Voya Money Market Fund ceases to exist or is unavailable for any reason, such other short-term high-quality fixed-income Notional Fund as the Plan Administrator may from time to time designate, in all cases only until such time as the Participant shall have made another investment election in accordance with the foregoing procedures. The Participant’s Account shall continue to be adjusted for notional investment experience until such time as the Participant’s Account has been distributed in full.

4.3.It is specifically provided that neither the Plan Administrator nor the Funds shall be obligated to make actual cash deposits to a Participant’s Account, but only to make bookkeeping entries as if deposits had been made. If for its own convenience the Funds should make deposits, it is further provided that any sums thus deposited shall remain a general unrestricted asset of the Funds and shall not be deemed as being held in trust, escrow, or in any other fiduciary manner for the benefit of the Participant. The value of a Participant’s Account will fluctuate due to the investment experience of the Notional Funds which such Participant has chosen from time to time and at the time at which benefits become payable under the Plan, the value of the Participant’s Account may be less than the total amount of Compensation deferred under the Plan. The Funds are not responsible or liable for any amount by which the total amount of Compensation deferred exceeds the value of the Account and the Funds shall have no obligation to restore any such difference.

4.4.If a Notional Fund is dissolved or liquidated, a Participant’s deferrals under the

Plan which are treated as though invested in such Notional Fund shall be redirected to one or more Notional Funds designated by the Participant based upon the relative allocations identified by the Participant at that time, or, if the Participant has not designated any remaining Notional Funds, redirected to a Fund operated as a money market Fund in accordance with Rule 2a-7 under the Investment Company Act of 1940.

ARTICLE V.

BENEFITS ON RETIREMENT

5.1.If the Participant continues in the service of one or more Funds until Retirement, the Funds shall pay to such Participant the amount then and thereafter standing credited to the Participant’s Account described in ARTICLE IV with respect to such Funds at the time as elected by the Participant in the Participant’s Deferral

Agreement. Installment payments shall be substantially equal over the period elected. Any excess amounts remaining in the Account with respect to such Funds shall be paid out in the final installment. With respect to benefits payable in a Lump Sum, the Lump Sum shall be an amount equal to the current value of the

Participant’s Account with respect to such Funds one month prior to such date elected by the Participant in the Deferral Agreement, paid to the Participant on or about the first day of the month specified by the Participant in the Deferral Agreement, with no interest or earnings being credited after the date payment is due to be made. Notwithstanding the foregoing, if required by Section 409A, distribution shall not be made until the expiration of six calendar months from the date the payment was otherwise required to be made and the value of such

Participant’s Account shall reflect notional earnings for this six-month period.

5.2.Should the Participant die at any time after Retirement, whether prior to or after the Participant has begun to receive the retirement payments provided for in

Section 5.1, the Participant’s designated Beneficiary or Beneficiaries shall be entitled to receive the balance of such payments in a Lump Sum equal to the current value of the deceased Participant’s Account on the date as of which such payment is processed. If no Beneficiary or Beneficiaries are designated at the time the Participant dies, then the Participant’s surviving spouse, or if no surviving spouse, his or her estate shall be paid by the Plan as promptly as possible after due proof of death, but in all events within 90 days of the receipt of such proof of death, a Lump Sum amount equal to the value of the Participant’s Account on the

Valuation Date immediately preceding or coincident with the date as of which such payment is processed, with no interest or earnings being credited after the date the payment is due to be made. Notwithstanding the foregoing, if required by Section 409A, distribution shall not be made until the expiration of six calendar months from the date the payment was otherwise required to be made and the value of such Participant’s Account shall reflect notional earnings for this six-month period.

ARTICLE VI.

BENEFITS ON TERMINATION OF SERVICES OR

DEATH PRIOR TO RETIREMENT

6.1.In the event there is a Termination of Services with respect to one or more Funds for reason other than death or Retirement, such Funds shall pay to the Participant the amount then and thereafter standing credited to the Participant’s Account described in ARTICLE IV with respect to such Funds at the time and in the manner as elected by the Participant in the Participant’s Deferral Agreement. Installment

payments shall be substantially equal over the period elected. Any excess amounts remaining in the Account with respect to such Funds shall be paid out in the final installment. With respect to benefits payable in a Lump Sum, the Lump Sum shall be an amount equal to the current value of the Participant’s bookkeeping account one month prior to such date elected by the Participant in the Deferral Agreement. The Lump Sum or the initial installment payment shall be paid to the Participant as soon as administratively practicable after the date elected by the Participant, on or about the first day of the month specified by the Participant in the Deferral Agreement (with such month being no less than one month following the Termination of Services), with no interest or earnings being credited after the date the payment is due to be made. Notwithstanding the foregoing, if required by Section 409A, distribution shall not be made until the expiration of six calendar months from the date the payment was otherwise required to be made and the value of such Participant’s Account shall reflect notional earnings for this six-month period.

6.2.In the event the Participant dies before the Participant’s Retirement or Termination of Services, or prior to the date the Participant has received all of the payments under Section 6.1, the Participant’s designated Beneficiary or Beneficiaries shall be entitled to receive the balance remaining of such payments in a Lump Sum equal to the value of the deceased Participant’s Account on the Valuation Date immediately preceding or coincident with the date of the Participant’s death. If no

Beneficiary or Beneficiaries are designated at the time the Participant dies, then the Participant’s surviving spouse, or if no surviving spouse, his or her estate shall be paid by the Plan as promptly as possible after due proof of death, but in all events within 90 days of the receipt of such proof of death, a Lump Sum amount equal to the value of the Participant’s Account on the Valuation Date immediately preceding or coincident with the date as of which such payment is due to be made, with no interest or earnings being credited after the date the payment is processed. Notwithstanding the foregoing, if required by Section 409A, distribution shall not be made until the expiration of six calendar months from the date the payment was otherwise required to be made and the value of such Participant’s Account shall reflect notional earnings for this six-month period.

6.3.The Plan Administrator may, in its sole and absolute discretion and after providing written notice to the Participant, cause the Plan to pay to the Participant as promptly as possible a Lump Sum equal to the value of the Participant’s Account on the Valuation Date immediately preceding or coincident with the date as of which such payment is made (“Cash-Out Payment”); provided that the Cash-Out Payment results in the termination and liquidation of the entirety of the

Participant’s interest under the Plan (including all plans with which the Plan is required to be aggregated pursuant to Treas. Reg. §1.409A-1(c)(2) (collectively, the “Controlled Group”)); provided, further, that the Cash-Out Payment may not be greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code (which amount for 2026 is $24,500). Notwithstanding the foregoing, no Cash-Out Payment shall be made to a Participant who continues to be a participant in a plan that is a member of the Controlled Group and this Section 6.3 shall be applied to a Participant’s Account separately with respect to the portions of such account attributable to each group of plans constituting a Controlled Group.

ARTICLE VII.

WITHDRAWALS

7.1.In the event of an Unforeseeable Emergency, the Participant may apply to the Plan Administrator for early withdrawal from the Plan of an amount limited to that which is necessary to meet the emergency and/or suspend his or her deferral under the Plan. If such application for withdrawal is approved by the Plan Administrator, the withdrawal shall be effective at the latter of the date specified in the

Participant’s application or the date of approval by the Plan Administrator.

Whenever an application for withdrawal is honored, the Plan Administrator shall pay the Participant from the Participant’s Account described in ARTICLE IV only those amounts necessary to meet the emergency. The Participant’s Account shall be appropriately adjusted to reflect the amounts withdrawn. The Plan Administrator shall make the required findings and such findings shall be conclusive and binding upon all interested persons.

ARTICLE VIII.

LIQUIDATION AND DISSOLUTION OF A FUND

8.1.Notwithstanding anything in the foregoing to the contrary, to the extent permitted by Treas. Reg. 1.409A-3(j)(4)(ix), in the event of the liquidation, dissolution or winding up of a Fund that qualifies as a corporate dissolution under Section 331 of the Code (or analogous Code provision in the case of a Fund that is taxable as a partnership), the Plan maintained by such Fund shall be terminated and all unpaid amounts in the bookkeeping accounts of the Participants with respect to such Fund as of the effective date of such dissolution shall be paid in a Lump Sum to the Participants on such effective date or as soon as administratively practicable thereafter, but in all events by the later of: (1) the end of the calendar year in which the deferred compensation plan termination occurs; or (2) the end of the first calendar year in which the payment is administratively practicable. For this purpose, a sale, conveyance or transfer of the Fund’s assets to a trust, partnership, association or another corporation in exchange for cash, shares or other securities with the transfer being made subject to, or with the assumption by the transferee of, the liabilities of the Fund shall not be deemed a dissolution of the Fund. In such a case, if the Participant does not continue to provide services to such other trust, partnership, association or corporation following the transaction, the Participant shall be treated as having had a separation from service for purposes of Treas. Reg. §1.409A-3(a)(1) and shall become entitled to payment under ARTICLE VI, but if the Participant continues to provide services to the other trust, partnership, association or corporation following the transaction, the parties to the transaction shall, pursuant to Treas. Reg. §1.409A-1(h)(4), treat the Participant as not having had a separation from service and the Participant shall not become entitled to payment under ARTICLE VI by reason of the transaction.

ARTICLE IX.

AMENDMENT OR TERMINATION OF PLAN

9.1.The Board may at any time terminate the Plan. Upon such termination, the Participant shall be deemed to have revoked the election to defer Compensation as of the date of such termination and on and after that date, all Compensation deferrals shall cease. Distributions of Participant Accounts shall be made in accordance with the Deferral Elections on file at the time of Plan termination and no distribution may be accelerated as a result of the termination of the Plan, except to the extent permitted under Section 409A.

9.2.The Board may amend the provisions of the Plan at any time; provided, however, that no amendment shall adversely affect the rights of the Participant or the designated Beneficiary or Beneficiaries, if any, as to the receipt of payments under the Plan to the extent of any Compensation deferred before the time of the amendment unless the Participant agrees to such amendment. No Participant consent shall be required for prospective amendments or retroactive amendments that do not adversely affect Plan Participants. Notwithstanding anything herein to the contrary, the Board may amend the provisions of the Plan to comply with the requirements of applicable law, including but not limited to, Section 409A, without Participant consent irrespective of the impact any such amendment may have on Plan Participants.

ARTICLE X.

PARTICIPANT STATUS

10.1.Each Participant in the Plan shall have only the status of general unsecured creditor of each applicable Fund. The Plan constitutes a mere promise by each Fund to make payments in the future. Nothing is the Plan shall be deemed to constitute an employment agreement.

ARTICLE XI.

NON-ASSIGNABILITY CLAUSE

11.1.It is expressly provided that neither the Participant nor the Participant’s

Beneficiary or Beneficiaries, nor any other designee, shall have any right to commute, sell, assign, transfer, or otherwise convey the right to receive any payments hereunder, which payments and rights thereto are expressly declared to be non-assignable and non-transferable and, in the event of any attempted assignment or transfer, the Funds shall have no further liability hereunder. Moreover, no unpaid benefits shall be subject to attachment, garnishment, or execution, or be transferable by operation of law in the event of bankruptcy or insolvency, or pursuant to a separation or divorce. The rights of the Participant or the Participant’s Beneficiary or Beneficiaries to payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s Beneficiary or Beneficiaries. Notwithstanding the foregoing, a Participant’s Account may be used to pay any amounts the Participant owes to the Funds or an affiliate of the Funds on the date payment is required to be made by the Plan.

ARTICLE XII.

APPLICABLE LAW

12.1.The Plan shall be construed under the law of the State of Arizona.

ARTICLE XIII.

EFFECTIVE DATE

13.1.This amendment and restatement of the Plan shall be effective on the date of its adoption by the Funds’ Boards of Directors or on such later date as may be provided in the vote, resolution, or consent in which such adoption takes place.

APPENDIX A

Up-to-date as of January 23, 2026

VOYA ASIA PACIFIC HIGH DIVIDEND EQUITY INCOME FUND

VOYA CREDIT INCOME FUND

VOYA ENHANCED SECURITIZED INCOME FUND

VOYA EMERGING MARKETS HIGH DIVIDEND EQUITY FUND

VOYA EQUITY TRUST

VOYA FUNDS TRUST

VOYA GLOBAL ADVANTAGE AND PREMIUM OPPORTUNITY FUND

VOYA GLOBAL EQUITY DIVIDEND AND PREMIUM OPPORTUNITY FUND

VOYA GOVERNMENT MONEY MARKET PORTFOLIO

VOYA INFRASTRUCTURE, INDUSTRIALS AND MATERIALS FUND

VOYA INTERMEDIATE BOND PORTFOLIO

VOYA INVESTORS TRUST

VOYA MUTUAL FUNDS

VOYA PARTNERS, INC.

VOYA SEPARATE PORTFOLIOS TRUST

VOYA VARIABLE FUNDS

VOYA VARIABLE INSURANCE TRUST

VOYA VARIABLE PORTFOLIOS, INC.

VOYA VARIABLE PRODUCTS TRUST

APPENDIX B

VOYA GOVERNMENT MONEY MARKET FUND, a series of VOYA MUTUAL FUNDS

VOYA GOVERNMENT MONEY MARKET PORTFOLIO, a series of

VOYA GOVERNMENT MONEY MARKET PORTFOLIO

VOYA GOVERNMENT LIQUID ASSETS PORTFOLIO, a series of

VOYA INVESTORS TRUST